EXHIBIT 99.1

Leidos Holdings, Inc. Reports Third Quarter Calendar Year 2015 Results

•	Revenues: $1.30 billion

•	Diluted Earnings per Share from Continuing Operations: $0.67

•	Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.71

•	Cash Flows Provided by Operating Activities of Continuing Operations: $269 million

•	New Bookings: $1.5 billion (book-to-bill ratio of 1.19)
RESTON, Va., October 29, 2015 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today reported financial results for the third quarter of calendar year 2015.
Roger Krone, Leidos Chairman and Chief Executive Officer commented: "Our third quarter performance continues the momentum we have been building in our business all year. We delivered a strong level of profitability in our National Security Sector, double digit revenue growth in our Health and Engineering Sector, and generated a significant amount of cash flow from operations. I am extremely proud of the work of our employees, and excited by the progress we are making in driving growth, supporting our customers, and maximizing the value to our shareholders."
Third Quarter Summary Results
Revenues for the quarter were $1.30 billion, reflecting a revenue growth of 2 percent, compared to $1.28 billion in the prior year.
Operating income from continuing operations for the quarter was $94 million compared to $72 million in the prior year. The current quarter results include bad debt expense of $11 million associated with the Gradient renewable energy power generation facility design build project that was completed in 2013 and a non-cash asset impairment charge of $4 million, related to the write-off of the remaining carrying values associated with certain customer relationship intangible assets of the Company's commercial health business. The prior year quarter included non-cash asset impairment charges of $17 million.
Diluted earnings per share from continuing operations for the quarter was $0.67 compared to $0.51 in the prior year. The diluted share count for the quarter was 73 million, down 1 percent from 74 million in the prior year. Non-GAAP diluted earnings per share from continuing operations adjusting for non-cash asset impairment charges was $0.71 for the quarter, compared to $0.65 in the prior year.
In March 2015, the Company announced a change in its fiscal year end from the Friday nearest the end of January to the Friday nearest the end of December. The year-to-date results are for the nine months ended October 2, 2015, which includes the last month of the previous fiscal year ended January 30, 2015, whereas the results for the prior period are for the nine months ended October 31, 2014. The quarterly results are for the three months ended October 2, 2015, whereas the results for the prior period are for the three months ended October 31, 2014.

Third Quarter Segment Operating Results

	Three Months Ended
	October 2, 2015	October 31, 2014	Revenue (Contraction) Growth
Revenues:	(in millions)
National Security Solutions	$878	$906	(3.1)%
Health and Engineering	418	373	12.1%
Corporate and Other	6	(3)	NM
Total	$1,302	$1,276	2.0%

			Operating Margin
Operating income (loss):			CY 2015	FY 2015
National Security Solutions	$78	$72	8.9%	7.9%
Health and Engineering	13	4	3.1%	1.1%
Corporate and Other	3	(4)	NM	NM
Total	$94	$72	7.2%	5.6%
NM - Not Meaningful
National Security Solutions
National Security Solutions revenues for the quarter decreased $28 million, or 3 percent, compared to the prior year. The revenue contraction was due to contract activities associated with Overseas Contingency Operations ("OCO Contracts"). Excluding the revenue declines associated with OCO Contracts, the remaining revenue for the National Security Solutions segment increased slightly. OCO Contracts contributed approximately $44 million in revenues for the quarter, down from $88 million in the prior year.
National Security Solutions operating income margin for the quarter was 8.9 percent, up from 7.9 percent in the prior year primarily due to improved program performance associated with improved execution and reduced indirect costs.
Health and Engineering
Health and Engineering revenues for the quarter increased $45 million, or 12 percent, compared to the prior year. The increase reflects higher sales volume in our engineering business and increases in our security product business, which was offset by revenue decreases in our commercial health business.
Health and Engineering operating income for the quarter was $13 million compared to $4 million in the prior year. Operating income for the quarter benefited by improved product mix of our security products that generate higher margins offset by bad debt expense of $11 million associated with the Gradient renewable energy power generation facility design build project that was completed in 2013, and a non-cash asset impairment charge of $4 million related to the write-off of the remaining carrying values associated with certain customer relationship intangible assets of the commercial health business. Operating income for the three months ended October 31, 2014 included non-cash asset impairment charges of $17 million.

Cash Flow Summary
Cash flows provided by operating activities from continuing operations for the quarter was $269 million due to improvements in working capital efficiency, including an influx of collections in September 2015 aligned with the government fiscal year end, and an income tax refund received during the quarter of $52 million.
Cash flows provided by investing activities of continuing operations was $24 million, primarily due to $27 million in proceeds received from the disposition of a business.
Cash flows used in financing activities of continuing operations was $23 million, which primarily consisted of a cash dividend of $23 million, or $0.32 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
As of October 2, 2015, the Company had $635 million in cash and cash equivalents and $1.1 billion in long-term debt.
New Business Awards
New business bookings totaled $1.5 billion in the quarter, representing a book-to-bill ratio of 1.19.
Notable recent awards received include:

•
Defense Intelligence Agency: Leidos was awarded a prime contract by the U.S. Defense Intelligence Agency (DIA) to provide enhanced solutions for information technology requirements. The multiple-award indefinite-delivery/indefinite-quantity ("IDIQ") contract has a one-year base period of performance, four one-year options, and a total contract value of $6 billion for all awardees, if all options are exercised. Leidos is one of 25 large businesses eligible to compete for task orders under the contract.

•
Department of Defense: Leidos was awarded a prime contract by the Department of Defense to provide an off-the-shelf electronic health record solution, integration activities and deployment across the Military Health System. The $4.3 billion single-award IDIQ contract has a two-year initial ordering period, two three-year option periods, and a potential two-year additional term that may be earned through a successful evaluation, bringing the total ordering period to 10 years. Additionally, a task order of $98 million was received this quarter and recognized in backlog.

•
U.S. Air Force: Leidos was awarded a prime contract by the U.S. Air Force to perform architectural engineering services for a range of global programs. The multiple-award, firm fixed-price and cost-plus fixed-fee IDIQ contract has a five-year base period of performance with two additional years for performance. The total contract ceiling value is approximately $950 million for all awardees. Leidos is one of 18 organizations eligible to compete for work under the contract.

•
U.S. Army Medical Research and Materiel Command: Leidos was awarded a prime contract by the U.S. Army to provide medical product and research development to the U.S. Army Medical Research and Materiel Command. The multiple-award IDIQ contract has a five-year base period of performance, five one-year options, and a total contract value of $900 million for all awardees, if all options are exercised. Leidos is one of four contractors eligible to compete for task orders under the contract.

•
Intelligence Community: The Company was awarded contracts valued at $278 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog of signed business orders at the end of the quarter was $10.5 billion, of which $2.8 billion was funded. Compared to the third quarter of the prior year, total backlog increased 26 percent, and funded backlog increased 5 percent primarily due to the United Kingdom Ministry of Defense award. Backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
Forward Guidance

As a result of the Company's year-to-date performance, the Company is updating guidance for revenues, non-GAAP diluted earnings per share from continuing operations, and cash flows provided by operating activities from continuing operations for calendar year 2015. The updated calendar year 2015 guidance is:

•	Revenues of $4.95 billion to $5.10 billion, up from the prior range of $4.80 billion to $5.00 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.65 to $2.80, up from the prior range of $2.40 to $2.60; and

•	Cash flows provided by operating activities from continuing operations of at or above $300 million, up from previous guidance of at or above $250 million.
Calendar year 2015 guidance excludes the impact of potential future acquisitions, divestitures, and other non-ordinary course items.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on October 29, 2015. Analysts and institutional investors may participate by dialing +1 (877) 377-7103 (U.S. dial-in) or +1 (408) 940-3826 (international dial-in) and entering passcode 51905146.
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http:ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (855) 859-2056 (toll-free U.S.) or +1 (404) 537-3406 (international) and entering passcode 51905146.
About Leidos
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's approximately 19,000 employees support vital missions for government and commercial customers, develop innovative solutions to drive better outcomes and defend our digital and physical infrastructure from 'new world' threats. Headquartered in Reston, Virginia, Leidos reported annual revenues of $5.06 billion for its fiscal year ended January 30, 2015.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.leidos.com.
All information in this release is as of October 29, 2015. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
Kelly P. Hernandez
571.526.6404
kelly.p.hernandez@leidos.com

Media Relations:
Melissa Koskovich
571.526.6850
koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2, 2015	October 31, 2014	October 2, 2015	October 31, 2014
Revenues	$1,302	$1,276	$3,805	$3,894
Costs and expenses:
Cost of revenues	1,138	1,115	3,344	3,375
Selling, general and administrative expenses	53	72	182	240
Bad debt expense	13	—	10	3
Goodwill impairment charges	—	—	—	486
Asset impairment charges	4	17	73	41
Operating income (loss)	94	72	196	(251)
Non-operating income (expense):
Interest expense, net	(14)	(18)	(42)	(57)
Other income, net	—	—	1	1
Income (loss) from continuing operations before income taxes	80	54	155	(307)
Income tax expense	(31)	(16)	(46)	(49)
Income (loss) from continuing operations	49	38	109	(356)
Discontinued operations:
Loss from discontinued operations before income taxes	—	(1)	—	(12)
Income tax (expense) benefit	—	(3)	18	1
(Loss) income from discontinued operations	—	(4)	18	(11)
Net income (loss)	$49	$34	$127	$(367)
Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$0.68	$0.52	$1.49	$(4.75)
(Loss) income from discontinued operations	—	(0.05)	0.25	(0.14)
	$0.68	$0.47	$1.74	$(4.89)
Diluted:
Income (loss) from continuing operations	$0.67	$0.51	$1.47	$(4.75)
(Loss) income from discontinued operations	—	(0.05)	0.25	(0.14)
	$0.67	$0.46	$1.72	$(4.89)
Weighted average number of common shares outstanding:
Basic	72	73	73	75
Diluted	73	74	74	75

Cash dividends declared per share	$0.32	$0.32	$0.96	$0.96

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	October 2, 2015	January 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$635	$443
Receivables, net	844	896
Inventory, prepaid expenses and other current assets	250	273
Assets of discontinued operations	—	6
Total current assets	1,729	1,618
Property, plant and equipment, net	178	308
Goodwill and intangible assets, net	1,233	1,244
Deferred income taxes	7	14
Other assets	155	97
	$3,302	$3,281
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$771	$675
Accrued payroll and employee benefits	267	264
Notes payable and long-term debt, current portion	3	2
Liabilities of discontinued operations	1	10
Total current liabilities	1,042	951
Notes payable and long-term debt, net of current portion	1,142	1,164
Other long-term liabilities	164	168
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at October 2, 2015 and January 30, 2015	—	—
Common stock, $.0001 par value, 500 million shares authorized, 72 million and 74 million shares issued and outstanding at October 2, 2015 and January 30, 2015, respectively	—	—
Additional paid-in capital	1,345	1,433
Accumulated deficit	(380)	(424)
Accumulated other comprehensive loss	(11)	(11)
Total stockholders’ equity	954	998
	$3,302	$3,281

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Three Months Ended		Nine Months Ended
	October 2, 2015	October 31, 2014	October 2, 2015	October 31, 2014
Cash flows from operations:
Net income (loss)	$49	$34	$127	$(367)
Loss (income) from discontinued operations	—	4	(18)	11
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	11	16	35	50
Stock-based compensation	9	10	23	33
Goodwill impairment charges	—	—	—	486
Asset impairment charges	4	17	73	41
Bad debt expense and other	9	2	8	7
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	82	85	145	29
Inventory, prepaid expenses and other current assets	(12)	(13)	(22)	(4)
Deferred income taxes	(15)	46	8	46
Accounts payable and accrued liabilities	57	24	71	(11)
Accrued payroll and employee benefits	(6)	(9)	(26)	3
Income taxes receivable/payable	83	(27)	(28)	(16)
Other long-term assets/liabilities	(2)	(10)	(18)	(14)
Total cash flows provided by operating activities of continuing operations	269	179	378	294
Cash flows from investing activities:
Expenditures for property, plant and equipment	(7)	(4)	(15)	(26)
Payments on accrued purchase price related to prior acquisition	—	—	(13)	—
Proceeds from sale of assets	4	—	9	—
Proceeds from disposition of business, net of cash sold of $2 million	27	—	27	—
Proceeds from U.S. Treasury cash grant	—	—	—	80
Total cash flows provided by (used in) investing activities of continuing operations	24	(4)	8	54
Cash flows from financing activities:
Payments of notes payable and long-term debt	(2)	(103)	(49)	(104)
Sales of stock and exercises of stock options	1	2	4	6
Repurchases of stock and stock received for tax withholdings	(1)	(1)	(116)	(213)
Dividend payments	(23)	(24)	(71)	(72)
Other	2	—	3	1
Total cash flows used in financing activities of continuing operations	(23)	(126)	(229)	(382)
Increase (decrease) in cash and cash equivalents from continuing operations	270	49	157	(34)
Cash flows from discontinued operations:
Cash (used in) provided by operating activities of discontinued operations	—	(8)	13	(5)
Cash provided by investing activities of discontinued operations	—	19	6	27
Increase in cash and cash equivalents from discontinued operations	—	11	19	22
Total increase (decrease) in cash and cash equivalents	270	60	176	(12)
Cash and cash equivalents at beginning of period	365	358	459	430
Cash and cash equivalents at end of period	$635	$418	$635	$418

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Nine Months Ended
	October 2, 2015	October 31, 2014	Revenue (Contraction) Growth
Revenues:
National Security Solutions	$2,619	$2,775	(5.6)%
Health and Engineering	1,182	1,126	5.0%
Corporate and Other	4	(7)	NM
Total	$3,805	$3,894	(2.3)%

			Operating Margin
Operating income (loss):			CY 2015	FY 2015
National Security Solutions	$214	$227	8.2%	8.2%
Health and Engineering	(1)	(455)	(0.1)%	(40.4)%
Corporate and Other	(17)	(23)	NM	NM
Total	$196	$(251)	5.2%	(6.4)%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts. Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options.
The estimated value of backlog as of the dates presented was as follows:

	October 2, 2015	July 3, 2015	April 3, 2015	January 30, 2015
National Security Solutions:
Funded backlog	$1,786	$1,859	$1,786	$1,596
Negotiated unfunded backlog	6,752	6,638	4,073	4,491
Total National Security Solutions backlog	$8,538	$8,497	$5,859	$6,087
Health and Engineering:
Funded backlog	$1,047	$921	$975	$1,061
Negotiated unfunded backlog	884	806	636	645
Total Health and Engineering backlog	$1,931	$1,727	$1,611	$1,706
Total:
Funded backlog	$2,833	$2,780	$2,761	$2,657
Negotiated unfunded backlog	7,636	7,444	4,709	5,136
Total backlog	$10,469	$10,224	$7,470	$7,793

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
The Company refers to non-GAAP diluted earnings per share from continuing operations, which is not a measure of financial performance under generally accepted accounting principles in the U.S. (GAAP) and should not be considered a substitute to diluted earnings (loss) per share from continuing operations as determined in accordance with GAAP. Non-GAAP diluted earnings per share from continuing operations provides useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and is considered an important financial measure by management and investors. Non-GAAP diluted earnings per share is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. The Company considers non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income (loss) from continuing operations, adjusted to exclude the impact of discrete events such as separation transaction expenses, restructuring expenses, gains and losses on sales of businesses, and impairments.
Non-GAAP diluted earnings per share from continuing operations adjusts diluted earnings (loss) per share from continuing operations for the following discrete items:

•	Asset impairment charges - This adjustment represents impairments of goodwill and long-lived intangible and tangible assets.

•
Restructuring expenses - This adjustment represents costs for lease termination and facility consolidation associated with the Company's September 2013 spin-off of its former technical services and enterprise IT business.

The non-GAAP diluted earnings per share from continuing operations as of the dates presented were as follows:

	Three Months Ended		Nine Months Ended
	October 2, 2015	October 31, 2014	October 2, 2015	October 31, 2014
GAAP income (loss) from continuing operations	$49	$38	$109	$(356)
Asset impairment charges	4	17	73	527
Restructuring expenses	—	—	2	1
Total non-GAAP adjustments	4	17	75	528
Adjustment to the income tax provision to reflect non-GAAP adjustments*	(1)	(7)	(29)	(32)
Non-GAAP income from continuing operations	$52	$48	$155	$140
GAAP diluted earnings (loss) per share from continuing operations	$0.67	$0.51	$1.47	$(4.75)
Total adjustments from non-GAAP income from continuing operations, above	0.04	0.14	0.62	6.59
Non-GAAP diluted earnings per share from continuing operations	$0.71	$0.65	$2.09	$1.84
Diluted shares	73	74	74	76

* Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.